Exhibit 99.2

City Office REIT, Inc.

Pro Forma Consolidated Financial Statements

(Unaudited)

City Office REIT, Inc. (“Company,” “we,” “our” or “us”) was organized in the state of Maryland on November 26, 2013. On April 21, 2014, the Company completed its initial public offering (“IPO”) of shares of the Company’s common stock. The Company contributed the net proceeds of the IPO to City Office REIT Operating Partnership, L.P., a Maryland limited partnership (the “Operating Partnership”), in exchange for common units in our Operating Partnership. Both the Company and the Operating Partnership commenced operations upon completion of the IPO and certain related formation transactions (the “Formation Transactions”).

As previously announced, on June 30, 2015, City Office REIT, Inc. closed on the acquisition of a one six-story office building in the Southeast submarket of Denver, Colorado (“DTC Crossroads”). The contract purchase price of the property was $35.0 million, exclusive of closing costs. The Company does not have a material relationship with the seller of the property and the acquisition is not an affiliated transaction.

Neither the Company nor the Operating Partnership had any business activity prior to completion of the IPO and related Formation Transactions on April 21, 2014. Since completion of the IPO and the related Formation Transactions, the Company, through the Operating Partnership and its subsidiaries, has completed the acquisition of three properties during the year ended December 31, 2014 —the Plaza 25 property purchased on June 4, 2014, the Lake Vista Pointe property purchased on July 18, 2014, and the Florida Research Park property purchased on November 18, 2014. During the first quarter of 2015, the Company acquired the Logan Tower property on February 4, 2015. During the second quarter of 2015, the Company acquired the Superior Pointe property on June 17, 2015 and DTC Crossroads on June 30, 2015.

The accompanying unaudited Pro Forma Consolidated Balance Sheet and Consolidated Statement of Operations are presented to reflect the historical consolidated balance sheet of the Company as of March 31, 2015 and the historical consolidated statement of operations for the three months ended March 31, 2015 which includes the acquisition of Logan Tower, Superior Pointe and DTC Crossroads Property, as if they had been completed on January 1, 2014. The accompanying unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2014 reflects the historical operations of the Predecessor for the period from January 1, 2014 through April 20, 2014 and the historical results of operations of the Company for the period from April 21, 2014 through December 31, 2014 and are presented as if the IPO and related Formation Transactions, and the acquisitions of Plaza 25, Lake Vista Pointe, Florida Research Park, Logan Tower, Superior Pointe and DTC Crossroads properties were completed on January 1, 2014.

Pro forma information is intended to provide investors with information about the impact of transactions by showing how specific transactions might have affected historical financial statements, illustrating the scope of the change in the historical financial position and results of operations. The adjustments made to historical financial information give effect to events that are directly attributable to the acquisition of the property and are factually supportable. The unaudited Pro Forma Consolidated Financial Statements are prepared in accordance with Article 11 of Regulation S-X.

The unaudited Pro Forma Consolidated Financial Statements set forth below are not fact and there can be no assurance that the Company’s results would not have differed significantly from those set forth below if the acquisition had actually occurred on January 1, 2014. Accordingly, the unaudited Pro Forma Consolidated Financial Statements are presented for illustrative purposes only and do not purport to represent, and are not necessarily indicative of, what our actual financial position and results of operations would have been had the acquisition of the property occurred on the dates indicated, nor are they indicative of our future financial position or results of operations. Readers are cautioned not to place undue reliance on such information and the Company makes no representations regarding the information set forth below or its ultimate performance compared to it. The unaudited Pro Forma Consolidated Financial Statements exclude any non-recurring charges or credits directly attributable to the acquisition.

City Office REIT, Inc.

Pro Forma Consolidated Balance Sheet

As of March 31, 2015

(Unaudited)

(In thousands, except share and per share data)

	City Office REIT, Inc.	DTC Crossroads Acquisition (A)	Superior Pointe (B)	Company Pro Forma
Assets
Real estate properties, net	$219,404	$30,508	$22,987	$272,899
Cash and cash equivalents	23,985	—	(22,801)	1,184
Restricted cash	9,227	—	—	9,227
Rents receivable, net	9,252	—	—	9,252
Deferred financing costs, net of accumulated amortization	2,731	—	—	2,731
Deferred leasing costs, net of accumulated amortization	3,003	—	—	3,003
Acquired lease intangibles assets, net	28,669	4,100	2,867	35,636
Prepaid expenses and other assets	322	—	—	322

Total Assets	$296,593	$34,608	$3,053	$334,254

Liabilities and Equity

Liabilities:
Debt	$189,669	$34,257	$3,000	$226,926
Accounts payable and accrued liabilities	3,917	—	—	3,917
Deferred rent	1,526	—	—	1,526
Tenant rent deposits	1,877	—	—	1,877
Acquired lease intangibles liability, net	855	351	53	1,259
Dividends payable	3,571	—	—	3,571
Earn-out liability	8,000	—	—	8,000

Total Liabilities	209,415	34,608	3,053	247,076

Equity
Stockholders’ Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 12,279,110 shares issued and outstanding	123	—	—	123
Additional paid in capital	91,717	—	—	91,717
Accumulated deficit	(15,634)	—	—	(15,634)

Total Stockholders’ Equity	76,206	—	—	76,206

Operating Partnership noncontrolling interests	11,701	—	—	11,701
Noncontrolling interests in properties	(729)	—	—	(729)

Total Equity	87,178	—	—	87,178

Total Liabilities and Stockholder Equity	$296,593	$34,608	$3,053	$334,254

City Office REIT, Inc.

Pro Forma Consolidated Statement of Operations

For the Three Months Ended March 31, 2015

(Unaudited)

(In thousands, except share and per share data)

	City Office REIT, Inc.	DTC Crossroads Acquisition (AA)	Superior Pointe Acquisition (BB)	First Quarter Acquisition - Logan Tower (CC)	Company Pro Forma
Revenue:
Rental income	$10,040	$952	$473	$129	$11,594
Expense reimbursement	891	2	375	—	1,268
Other	328	(2)	25	19	370

Total Revenues	11,259	952	873	148	13,232
Operating Expenses:
Property operating expenses	4,116	448	356	57	4,977
Acquisition costs	209	—	—	(99)	110
Stock based compensation	409	—	—	—	409
General and administrative	408	—	—	—	408
Base management fee	332	—	—	—	332
Depreciation and amortization	4,406	492	491	64	5,453

Total Operating Expenses	9,880	940	847	22	11,689

Operating Income	1,379	12	26	126	1,543

Interest Expense:
Contractual interest expense	(2,009)	(263)	(23)	—	(2,295)
Amortization of deferred financing costs	(169)	—	—	—	(169)

	(2,178)	(263)	(23)	—	(2,464)
Change in fair value of earn-out	—	—	—	—	—
Gain on equity investment	—	—	—	—	—

Net (loss)/ income	(799)	(251)	3	126	(921)
Less:
Net income attributable to non-controlling interests in properties	(121)	—	—	—	(121)
Net loss attributable to Operating Partnership unitholders’ noncontrolling interests	177	48	(1)	(24)	200

Net (loss)/ income attributable to stockholders	$(743)	$(203)	$2	$102	$(842)

Pro forma weighted average common shares outstanding - basic and diluted					12,279,110
Pro forma basic and diluted loss per share					$(0.07)

City Office REIT, Inc.

Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2014

(Unaudited)

(In thousands, except share and per share data)

	City Office REIT, Inc.	DTC Crossroads Acquisition (AA)	Superior Pointe Acquisition (BB)	First Quarter Acquisition - Logan Tower (CC)	Impact of 2014 Acquisitions (DD)	Other Pro Forma Adjustments		Company Pro Forma
Revenue:
Rental income	$33,236	$3,399	$1,819	$1,383	$4,585	$—		$44,422
Expense reimbursement	2,869	86	1,359	—	983	—		5,297
Other	791	69	—	203	6	—		1,069

Total Revenues	36,896	3,554	3,178	1,586	5,574	—		50,788

Operating Expenses:
Property operating expenses	14,332	1,728	1,574	611	1,773	—		20,018
Acquisition costs	2,133	85	200	99	290	—		2,807
Stock based compensation	1,091	—	—	—	—	442	(EE)	1,533
General and administrative	1,314	—	—	—	—	476	(FF)	1,790
Base management fee	682	—	—	—	—	297	(JJ)	979
Depreciation and amortization	14,729	1,928	1,874	877	2,776	—		22,184

Total Operating Expenses	34,281	3,741	3,648	1,587	4,839	1,215		49,311

Operating Income/ (loss)	2,615	(187)	(470)	(1)	735	(1,215)		1,477

Interest Expense:
Contractual interest expense	(7,854)	(1,050)	(90)	—	—	(254	) (GG)	(9,248)
Amortization of deferred financing costs	(1,443)	—	—	—	—	765	(GG)	(678)
Loss on early extinguishment of Predecessor debt	(1,655)	—	—	—	—	1,655	(GG)	—

	(10,952)	(1,050)	(90)	—	—	2,166		(9,926)

Change in fair value of earn-out	(1,048)	—	—	—	—	—		(1,048)
Gain on equity investment	4,475	—	—	—	—	(4,475	) (HH)	—

Net (loss)/income	(4,910)	(1,237)	(560)	(1)	735	(3,524)		(9,497)

Less:
Net (income)/loss attributable to non-controlling interests in properties	(82)	—	—	—	—	—		(82)
Net income attributable to Predecessor	(1,973)	—	—	—	—	1,973	(II)	—
Net loss attributable to Operating Partnership unitholders’ noncontrolling interests	1,955	—	—	—	—	572		2,527

Net (loss)/income attributable to stockholders	$(5,010)	$(1,237)	$(560)	$(1)	$735	$(979)		$(7,052)

Pro forma weighted average common shares outstanding - basic and diluted								8,475,697
Pro forma basic and diluted loss per share								$(0.83)

City Office REIT, Inc.

Notes and Management’s Assumption to Unaudited Pro Forma Consolidated Financial Statements

1. Notes to the Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2015

(A) The acquisition of DTC Crossroads was accounted for using preliminary estimates of the fair value of tangible and intangible assets to be acquired and liabilities to be assumed in connection with the acquisition and are therefore subject to change. The Pro Forma adjustment includes the estimated cash paid and borrowings under the Secured Credit Facility to be established upon the acquisition of DTC Crossroads.

(B) The acquisition of Superior Pointe was accounted for using preliminary estimates of the fair value of tangible and intangible assets to be acquired and liabilities to be assumed in connection with the acquisition and are therefore subject to change. The Pro Forma adjustment includes the estimated cash paid and borrowings under the Secured Credit Facility to be established upon the acquisition of Superior Pointe.

(C) During the first quarter of 2015, the Company acquired the Logan Tower property which was paid for in cash. The acquisition of Logan Tower was accounted for in the March 31, 2015 financial statements of the Company using estimates of the fair value of tangible and intangible assets acquired and liabilities assumed in connection with the acquisition and are therefore subject to change.

2. Notes to the Unaudited Pro Forma Consolidated Statement of Operations for the three months ended March 31, 2015 and the year ended December 31, 2014

(AA) Revenue and property expenses for the DTC Crossroads acquisition are based on the historical operations under the previous owners’ ownership. Pro Forma adjustments include estimated depreciation expense and interest expense. Depreciation expense is based on the preliminary estimates of fair value for the tangible and intangible assets to be acquired and is therefore subject to change. Interest expense related to the Company’s borrowings under the Secured Credit Facility are at a variable rate of LIBOR + 2.75%.

(BB) Revenue and property expenses for the Superior Pointe acquisition are based on the historical operations under the previous owners’ ownership. Pro Forma adjustments include estimated depreciation expense and interest expense. Depreciation expense is based on the preliminary estimates of fair value for the tangible and intangible assets to be acquired and is therefore subject to change. Interest expense related to the Company’s borrowings under the Secured Credit Facility are at a variable rate of LIBOR + 2.75%.

(CC) Financial results for Logan Tower are based on estimated revenue and expenses for the property prior to its acquisition by the Company. Pro Forma adjustments include estimated depreciation expense. Depreciation expense is based on the preliminary estimates of fair value for the tangible and intangible assets acquired and is therefore subject to change.

(DD) During the year ended December 31, 2014, the Company acquired Plaza 25, Lake Vista Pointe and Florida Research Park. The impact of these acquisitions on revenue and expenses has been presented as if they occurred on January 1, 2014. Revenue and property expenses prior to the acquisition of the Plaza 25 property purchased on June 4, 2014, the Lake Vista Pointe property purchased on July 18, 2014, and the Florida Research Park property purchased on November 18, 2014, are based on the historical operations under the previous owners’ ownership. Pro Forma adjustments include estimated depreciation expense and interest expense.

(EE) Reflects a pro rata portion of the expense of stock-based compensation to be granted to the Advisor as part of the formation transactions for the periods presented. The expense will be amortized over the vesting period.

(FF) Reflects the estimated costs to operate the entity as a public company comprised of insurance, directors, public reporting and other miscellaneous costs.

(GG) Reflects the reduction of interest expense from the repayment of mortgage debt upon consummation of the IPO. Additionally, reflects the increase in interest expense for the periods presented on the $95 million and $23.5 million mortgage loans to be guaranteed by the OP as to certain “non-recourse covenants” and secured by a mortgage on the fee simple interest in the Cherry Creek Corporate Campus, City Center and Corporate Parkway properties and the AmberGlen properties. A secured revolving credit facility of $30 million authorized and available was obtained following the formation. Pro forma reflects the amortization of the associated financing costs on the mortgage loans and the secured revolving credit facility for the periods presented. Pro forma also reflects the increase in interest expense relating to presenting the acquisitions of Plaza 25, Lake Vista Pointe and Florida Research Park as if they occurred on January 1, 2014.

In connection with the prepayment of the mortgage loan secured by Cherry Creek Corporate Campus, City Center, Corporate Parkway and Central Fairwinds, $1.1 million of deferred financing costs were written-off. Additionally prepayment costs of approximately $1.7 million were incurred.

(HH) Reflects reversal of gain on equity investment as the acquisition of the remaining 57.7% interest in Cherry Creek are presented as if it occurred on January 1, 2014.

(II) Reflects reversal of net income attributable to the Predecessor as the IPO and related Formation Transactions are presented as if they occurred on January 1, 2014.

(JJ)City Office will pay the advisor an advisory fee in accordance with the advisory agreement. The adjustment reflects the pro-forma impact as the IPO and related Formation Transactions are presented as if they occurred on January 1, 2014.